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                                                                    Exhibit 99.1

[LOGO] of Pharmanetics Inc.

   Contact:   John P. Funkhouser
              President and Chief Executive Officer
              or
              James A. McGowan
              Chief Financial Officer
              (919) 582-2600

          PHARMANETICS RELEASES INTERVIEW WITH CHIEF EXECUTIVE OFFICER
                       TO ADDRESS COMMONLY ASKED QUESTIONS

Raleigh, NC (July 19, 2002) - PharmaNetics, Inc. (Nasdaq/NM: PHAR), a leader in theranostic management specializing in managing the delivery of therapeutics affecting coagulation, today released the following interview with John P. Funkhouser, president and chief executive officer of PharmaNetics, Inc. Recently, there have been a number of investor inquiries, which the Company believes may be best addressed in this interview. Commonly asked questions include:

Question:        What Is Happening At The FDA Regarding Clearance Of The ENOX
          Test?

Answer:          The FDA review has taken an inordinate amount of time. We
          continue to have good dialogue with the Agency and continue to believe the Company has fulfilled the technical requirements of proving equivalence to a predicate device with good correlation and precision. Our technology is "cutting edge," and the delay, in the Company's opinion, is a result of the application's unique use at the point of care. The Company continues to be optimistic that clearance will be forthcoming.

Question:        What Are Recent Trading Volumes?

Answer:          PharmaNetics is a thinly traded stock. During the 30-day period from June 16 to July 17, the daily average volume was less than 7,000 shares, and the price declined from a high during the period of $6.79 to $3.50 on July 17. The total trading volume of 141,000 shares during this period represents less than 1.5 % of the total outstanding shares of the Company and less than 1.2% of the fully diluted shares.

Question:        Where Is PharmaNetics Headed?

Answer:          We believe that we are on the verge of commercialization of our product. Nothing has changed except we have been delayed by circumstances beyond our control at the FDA. It's important to review why our company invested in its technology. The Company has developed a coagulation technology platform that management believes is unrivaled today. The mission of this company has been to provide physicians with rapid diagnostic tools to aid in selecting and managing therapy at the bedside. According to

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          Datamonitor, the coagulation drug market is expected to grow at a CAGR of 19% -- going from a $2.2 billion market in 2000 to $9 billion in 2008. We have assumed that a significant percentage of physicians will decide to take advantage of an opportunity to monitor anticoagulant drugs that may be used in critical care settings. By providing rapid proprietary testing, the Company has a tremendous and compelling technology and market opportunity. Demand for the newly approved drugs is expected to accelerate demand for our technology as the drug and our test are co-marketed. The essence of this strategy is manifested to patients and physicians through improving patient outcomes.

Question:        How Does Management Assess The Company's Technology?

Answer:          This is a very sophisticated company with significant
          coagulation expertise and a strong understanding of the technology platform. The Company has taken an idea from inception and built an extensive product menu, an automated manufacturing facility, excellent quality and information management systems, numerous relationships with both pharmaceutical partners and diagnostic distributors and has had 18 products cleared through the FDA. With clearance of the regulatory hurdle for our ENOX test, the Company can initiate the marketing of its first significant theranostic test. Multiple market research reports have quantified the demand for an ENOX test to manage patients undergoing percutaneous coronary intervention. PharmaNetics has distribution and co-marketing agreements with Bayer and a pharmaceutical partner, respectively.

          There is value created in obtaining regulatory approval and thus, having overcome the technology risk, the manufacturing risk, and the operational risk. While the distribution and sales challenges would remain, the Company's technology and mission becomes synergistic with other diagnostic or theranostic companies planning to expand product menus and scale. We are creating unique specialty testing by tying the drug to the test at the bedside. Few diagnostic companies have that capability.

Question:        What Is The Company's Plan To Get Its Story Out?

Answer:          It is a bit of a Catch 22 right now, primarily because we need regulatory approval to project ramp and profitability. There should be interest in the opportunity particularly if the anticoagulation drug market expands at the pace anticipated by Datamonitor. Proof of the theranostic strategy is in the ENOX test first, and then, with other drugs as they come to market. We are involved in numerous clinical trials with tests to monitor other drugs, and I believe future road shows will attract new analysts to PharmaNetics. The hard work of developing the technology is behind us, and we are about to prove our theranostic strategy.

       PharmaNetics, Inc., a leading biotech company, conceived the term "theranostics," defining an emerging new field of medicine that enables physicians to therapeutically manage coagulation parameters of their patients in the treatment of angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company's proprietary diagnostic platform generates rapid feedback on blood clot

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formation and dissolution. The Company's technology platform is the primary driver of collaborations with a number of major pharmaceutical companies, including Aventis Pharmaceuticals, to develop theranostic tests for specific compounds and disease indications being targeted by these corporations. For more information about the Company, please visit PharmaNetics' website at: www.pharmanetics.com.

         This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties such as risks related to market acceptance, clinical trials and dependence on third-party distributors and collaborative partners that could cause actual results to differ materially from those projected in the forward-looking statements. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.

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